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                                                                    EXHIBIT 10.3


                            TAX ALLOCATION AGREEMENT


         THIS AGREEMENT is made as of [date] between Thermo Electron Corporation, a Delaware corporation ("TMO"), and Thermo Vision Corporation, a Delaware corporation ("Vision" - The term "Vision" shall refer to Vision and those of its subsidiaries that are members of an affiliate group of corporations including Vision within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")).


                              PRELIMINARY STATEMENT

         TMO is the parent of an affiliate group of corporations (including Vision) within the meaning of Section 1504(a) of the Code (the "Thermo Group"). The Thermo Group has elected to file a consolidated return for federal income tax purposes.

         By this Agreement, the parties desire to set forth the understanding they have reached with respect to the filing of the consolidated United States federal income tax returns and state income tax returns. Foreign tax returns are not subject to this Agreement.


                                   AGREEMENTS

         IT IS MUTUALLY agreed by the parties hereto as follows:

         1.       DEFINITIONS AND CONSTRUCTION.

                  1.1. The Term "TMO Group" means the group of corporations of which TMO is common parent and with which TMO files an affiliated consolidated federal income tax return, excluding Vision and subsidiaries of Vision that may exist now or in the future. For purposes of this Agreement, the TMO Group shall be treated as a single corporate entity. The TMO Group and Vision and its subsidiaries, respectively, are sometimes herein referred to collectively as the "Two Companies" or the "Companies." This Agreement anticipates that TMO will set aside and retain certain sums calculated as provided herein. All reference to TMO paying sums to itself pursuant to this Agreement shall be satisfied by TMO setting aside sums in respect of the obligations established under this Agreement.

                  1.2. The paragraph titles used herein are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions hereof. Words may be construed in the singular or the plural as the context requires.


         2.       TAX RETURNS.

                  2.1. FEDERAL TAX RETURNS. TMO as the common parent will prepare and file or cause to be prepared and filed federal income tax returns on a consolidated basis, for the TMO Group and Vision and its subsidiaries for all fiscal periods as to which a consolidated return is appropriate in accordance with the terms of this Agreement.


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                  2.2.   STATE TAX RETURNS. TMO as the common parent will
prepare and file or cause to be filed state income tax returns on a combined, consolidated, unitary, or other method that TMO believes will result in a lower overall tax liability to the Two Companies. In the event that said state tax returns shall be filed, the provisions of sections 1 through 11 hereof shall apply, MUTATIS MUTANDIS (the necessary changes being made) to the allocation, preparation, filing and payment related to such state taxes and tax returns. Vision will reimburse TMO for Vision's portion of the tax. Such reimbursement will be the tax Vision would have paid on a separate return basis, but only if it was required to file a return in that state.

         3. TIME OF PAYMENT OF FEDERAL OBLIGATIONS TO TMO. The obligations of the Companies for Federal income tax payments will be determined and paid as follows:

                  (a) Not later than the 15th day after the end of the fourth, sixth, ninth and twelfth months of each consolidated taxable year of TMO, TMO will make a reasonable determination (consistent with the provisions of Section 6655 of the Code) of the separate federal income tax liability that each Company would be required to pay as estimated payments on a separate return basis for that period. Each Company shall pay to TMO the amount of such liability within ten days.

                  (b) After the end of TMO's fourth accounting quarter and before the 15th day of the third month thereafter, each Company will promptly pay to TMO the entire amounts estimated to be due and payable under such Company's federal income tax return as if filed on a separate return basis, less all amounts previously paid with respect to that year pursuant to subparagraph
(a) of this Paragraph 3.

                  (c) If upon the filing of the consolidated income tax return, a revised calculation is made in the manner set forth in subparagraph
(b) of this Paragraph 3, and it is determined that either Company has paid to TMO with respect to the consolidated taxable year an amount greater than that required by Paragraph 3(b), then that excess will be promptly paid by TMO to that Company.

         4. TAX OBLIGATIONS OF TMO. TMO will pay the consolidated tax liabilities of the Companies arising from filing a consolidated federal income tax return.

         5. PAYMENT OF FUNDS BY TMO. After the end of TMO's fourth quarter and before the 15th day of the third month thereafter, if in any year Vision incurs a loss, TMO shall pay to Vision a sum equal to the amount of benefit realized by members of the TMO Group (other than Vision) that is attributable to the loss incurred by Vision.

         6. CHANGES IN PRIOR YEAR'S TAX LIABILITIES. In the event that the consolidated tax liability or the separate tax liability referred to in Paragraphs 3, 4 and 5 hereof for any year for which a consolidated tax return for the two Companies was filed is or would be increased or decreased by reason of filing an amended return or returns (including carry-back claims), or by reason of the examination of the returns by the Internal Revenue Service, the amounts of payments under Paragraphs 3, 4 or 5, as the case may be, for each such year will be recomputed by TMO to reflect the adjustments to taxable income and tax credits for the taxable year and interest or penalties, if any. In accordance with those recomputations, additional sums will be paid by the Companies to TMO or paid by TMO to the Companies regardless of whether a member has become a Departing Member (as defined in Paragraph 8 hereof) subsequent to the taxable year of recomputation.

         7. NEW MEMBERS. The Companies agree that if, subsequent to the execution of this Agreement, TMO becomes the parent, as that term is used in
Section 1504 of the Code, of one or



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more subsidiary corporations, in addition to Vision, then each newly acquired subsidiary corporation may become a separate party to this Agreement by consenting in writing to be bound by its provisions, effective immediately upon its delivery to TMO, but the income, deductions and tax credits of the newly acquired subsidiary corporations will first be included in the consolidated federal income tax return as required by the Code.

         8.       DEPARTING MEMBERS.

                  8.1. The term "Departing Member," as used herein, will mean a Company that is no longer permitted under the Code to be included in the consolidated federal income tax return.

                  8.2. In applying this Agreement to a Departing Member for the final taxable year in which its income, deductions, and tax credits are required to be included in the consolidated federal income tax return: (i) the amount required to be paid by a Departing Member under the provisions of Paragraph 3 hereof and (ii) the amount that the Departing Member is entitled to receive under the provisions of Paragraph 4 hereof, will be determined by taking into account the income, deductions and tax credits of the Departing Member only for the fractional part of such year as the Departing Member was a member of the consolidated group and included in the consolidated federal income tax return.

                  8.3. After the filing of the consolidated federal income tax return for the last taxable year that the Departing Member was included therein, the Departing Member will be informed of the amount of consolidated carry-overs as of the end of the taxable year or period which are attributable to the Departing Member, as provided by Treasury Regulations Section 1.1502-79 or otherwise, including the agreement of the parties.

         9. DETERMINATION OF SUMS DUE FROM AND PAYABLE TO MEMBERS. TMO will determine the sums due from and payable to the Companies under the provisions of this Agreement (including the determination for purposes of Paragraph 6 hereof). The Companies agree to provide TMO with such information as may reasonably be necessary to make these determinations. Issues arising in the course of the determinations that are not expressly provided for in this Agreement will be resolved in an equitable manner.

         10. TAX CONTROVERSIES. If a consolidated federal income tax return for any taxable year during which this Agreement is in effect is examined by the Internal Revenue Service, the examination, as well as any other matters relating to that tax return, including any tax litigation, will be handled solely by TMO. Vision will cooperate with TMO and to this end will execute protests, petitions, and any other documents as TMO determines to be necessary or appropriate. The cost and expense of TMO's handling of a tax controversy, including legal and accounting fees, will be allocated to and paid by the Company to whom the tax controversy relates. If the tax controversy relates to both Companies, the cost and expense will be allocated between the Companies in the proportion that each Company's potential additional tax liability bears to the total potential additional tax liability of both Companies (determined in accordance with Paragraph 6 hereto and assuming that the tax controversy is resolved in favor of the Internal Revenue Service) for the taxable year on issue. If the tax controversy encompasses more than one taxable year, TMO will first allocate the cost and expense to each taxable year in the proportion that the potential additional tax liability for each taxable year bears to the total potential additional tax liability for the taxable years in issue.

         11. EFFECTIVE DATE. This Agreement shall be effective beginning as of the date of this Agreement, and will continue on a year-to-year basis thereafter with respect to Vision for so long as Vision is permitted to file a consolidated federal income tax return with TMO.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                       THERMO ELECTRON CORPORATION

                                       By: _______________________

                                       Title: ____________________



                                       THERMO VISION CORPORATION

                                       By: _______________________

                                       Title: ____________________






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